Exhibit 10.18

REVOLVING CREDIT LOAN AGREEMENT

This Revolving Credit Loan Agreement (this “Agreement”) dated as of April 30, 2009 (the “Execution Date”) and effective as of May 1, 2009 (the “Effective Date”), is made and entered into by and among IP GLOBAL INVESTORS LTD., a Nevada corporation (the “Lender”), located at 499 N. Canon, Beverly Hills, CA 90210; and FUND.COM INC., a Delaware corporation (the “Borrower”), located at 14 Wall Street, New York, New York 10005; and certain of the Subsidiaries of the Borrower who have executed this Agreement on the signature page hereof (the “Subsidiaries”).  The Lender,  the Borrower and the Subsidiaries are hereinafter sometimes referred to individually as a “Party” and collectively as “Parties”.

RECITALS

A.           The Borrower desires to receive loans and advances from the Lender (the “Advances”) for the purpose of obtaining additional working capital for its business; and

B.           The Lender is willing to make Advances to the Borrower of up to “Maximum Advances” (as hereinafter defined) all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the following mutual and respective covenants and agreements of the Parties, intending to be legally bound, the Parties agree as follows:

1.           Definitions. Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts” shall mean all “accounts” (as defined in the UCC) of Borrower and its Subsidiaries (or, if referring to another Person, of such other Person) that relates to the operation of the businesses of Borrower and each of its Subsidiaries, as now conducted or may hereafter be conducted until all of the Obligations shall have been paid and satisfied, including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing; provided however that the definition of Accounts shall not include any of the securities or collateral as is contemplated by (i) that certain Securities Purchase Agreement dated as of April 7, 2009 by and between the Borrower and National Holdings Corporation and all related documents thereto (the “SPA”); (ii) that certain Demand Promissory Note dated as of April 7, 2009 by and between the Borrower and Global Asset Fund Limited (“GAF”) and all related documents thereto, and (iii) that certain securities purchase agreement by and between the Borrower, Amalphis Group, Inc. and GAF (the “Amalphis Transaction Documents” and together with the SPA and the GAF Note, the “NHC-GAF Collateral”).

“Account Debtor” shall mean any Person who is obligated under an Account.

                “AdvisorShares” means AdvisorShares LLC, a partially owned subsidiary of the Borrower which is not a party to this Agreement or the other Transaction Documents.

“Affiliate” means, with respect to any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “ controlling,” “ controlled by ” and “ under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Advances” means periodic loans and advances made from time to time by the Lender under this Agreement to the Borrower following the receipt of a Borrowing Report.

“Business Day” means a day, other than a Saturday, Sunday or holiday, on which banks in New York City are open for the general transaction of business.

“Borrowing Report” means a report, in substantially the form of Exhibit A annexed hereto and made a part hereof,  to be delivered to the Lender by the Borrower prior to or in connection with each request for an Advance under this Agreement, setting forth, inter alia (a) the date by which the Borrower needs the Funds, which must be a Business Day, (b) the requested Advance amount (c) the purpose and use of the Funds to be received from the Advance, including the name of the Person to whom payments will be made by the Borrower, (d) delivery instructions for the Advance, and (e) such other information as the Lender may, from time to time, reasonably request as is necessary for the Lender to issue the Advance to the Borrower.

“Certificate of Deposit”  means the restricted certificate of deposit maturing in approximately eighteen months (the “CD Maturity Date”) in the amount of Twenty Million Dollars ($20,000,000) issued by Global Bank of Commerce Limited and constituting as asset of the Borrower.

“CD Release Fee” means that number of shares of the authorized and previously unissued shares of Common Stock of the Borrower determined by dividing (a) $1,343,000, by (b) the Conversion Price.

                “Closing Date” means the date of execution and delivery of this Agreement and all other Transaction Documents and the funding of the initial Advance by the Lender.

“Collateral” shall have the meaning defined in Section 6 of this Agreement.

“Common Stock” means the shares of common stock of the Borrower, $0.001 par value per share.

“Conversion Price” means sixty cent ($0.60) per share, subject to adjustment as provided in the Note.

“Conversion Shares” means the number of shares of Common Stock of the Borrower issuable upon conversion of any or all of the Note.

“Exercise Price” means sixty cent ($0.60) per share, subject to adjustment as provided in the Warrant.

“Funds” means the United States Dollars that the Lender provides to the Borrower as Advances.

“GAF Note” means the Borrower’s $18,000 note, issued in December 2008, originally payable to Global Asset Fund, Ltd. (“GAF”), but which Lender purchased from Global Asset Fund, Ltd.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantors” means each of the Subsidiaries of the Borrower.

“Guaranty Agreement” means the guaranty of each of the Guarantors of the Obligations, as set forth in the guaranty agreement annexed hereto as Exhibit B and made a part hereof.

“Insolvency Event” occurs, with respect to the Borrower or any Guarantor, when such Entity: (a) is dissolved, becomes insolvent, generally fails to pay or admits in writing, its inability generally to pay its debts as they become due; (b) makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors; or (c) files a petition in bankruptcy or institutes any action under federal or state law for relief from debts or seeks or consents to the appointment of an administrator, receiver, custodian, or similar entity for the winding up of its business (or has such a petition or action filed against it and such petition, action or appointment is not dismissed or stayed within 50 days).

“Intellectual Property” shall mean all present and future:  trade secrets, know-how and other proprietary information; Trademarks, internet domain names (including, without limitation, the domain name “www.fund.com”), service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

 “Interest Rate” means an amount equal to nine percent (9%) per annum on the outstanding amount of all Advances made by the Lender pursuant to this Agreement.

“Investment” means the aggregate dollar amount of all Advances made by the Lender to the Borrower during the Term.

“Lenders Shares” means the collective reference to the (a) Conversion Shares; (b) the Warrant Shares; and (c) the shares of Common Stock payable in respect of the CD Release Fee.

“Loan Servicing Fees” means the sum of $16,500 per month to cover the servicing and monitory of all Advances under this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, results of operations, condition (financial or otherwise), business or prospects of the Borrower or any of its Subsidiaries, whether individually or taken as a consolidated whole, or (b) the ability of any of the Borrower or any of its Subsidiaries to perform their respective obligations under the Transaction Documents.

“Maximum Advances” means the sum of One Million Three Hundred and Forty Three Thousand United States Dollars ($1,343,000), which Maximum Advances may be increased only in the sole and absolute discretion of the Lender.

“Note” means the revolving credit convertible note, dated as of the Effective Date, and in the form of Exhibit C annexed hereto and made a part hereof.

“Obligations” means the collective reference to (a) the obligation of the Borrower and each Guarantor to repay Approved Advances, interest at the Interest Rate on all Advances made under this Agreement, (b) all Loan Servicing Fees, (c) the CD Release Fee, and (d) the respective obligations of the Borrower and its Subsidiaries under other Transaction Documents.

“Permitted Discretion” shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a lender) business judgment.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

 “Prior Advances” means the collective reference to the sum of approximately $723,000, representing (a) a loan of $325,000 made by the Lender to the Borrower and evidenced by the Prior Note, (b) the $18,000 loan from Global Asset Fund Ltd. (“GAF”) originally evidenced by the GAF Note which was purchased by the Lender from GAF; and (c) approximately $380,000 of other loans and Advances made by the Lender to the Borrower prior to the Execution Date of this Agreement.

“Prior Note” shall mean the note from Borrower to Lender in the principal amount of $325,000 and payable within 30 days of demand for payment by the Lender.

“SEC Filings” means all reports, schedules, forms, statements and other documents the Corporations are required to file with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

“Subsidiary” means any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Borrower and/or any of its other subsidiaries.  For purposes of this Agreement, as at the date hereof and the Closing Date, the Subsidiaries of the Borrower are the Persons who have executed this Agreement on the signature page hereof, but shall not include AdvisorShares.

“Term” shall mean one year from the Execution Date, subject to extension by the Parties.

“Trademarks” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; (ii) all renewals thereof; and (iii) all designs and general intangibles of a like nature.

“Transaction Documents” means the collective reference to this Agreement, the Note, the Warrant and the Guaranty Agreement.

“Warrant”  means a warrant to be delivered to the Lender on the Closing Date entitling the Lender to purchase to purchase that number of shares of Common Stock of the Borrower determined by dividing: (a) $1,343,000, by (b) the Exercise Price, and in the from of Exhibit D annexed hereto and made a part hereof.

“Warrant Shares” means the number of shares of Common Stock of the Borrower issuable upon exercise of any or all of the Warrant.

2.           Advances

(a)           Subject to the provisions of this Agreement the Lender shall make Advances to the Borrower from time to time during the Term; provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under this Agreement shall not exceed the (i) the Maximum Advances, less (ii) the sum of (A) the Prior Advances, and (B) the outstanding amount of all additional Advances made under this Agreement (the “Availability”).

(b)           The Advances made under this Agreement is in the nature of a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement.  Advances shall be made by the Lender under this Agreement following delivery to the Lender of a Borrowing Report in form and substance reasonably acceptable to the Lender, in the exercise of its Permitted Discretion.

(c)           Advances shall be made during the Term.  Each Advance subsequent to the Execution Date Advance, shall be in an amount of at least $10,000 and in increments of $10,000 in excess thereof.  Subject to the provisions of this Agreement, Borrower may request Advances under this Agreement up to and including the Availability.

(d)           All Advances and all other Obligations under this Agreement shall be due and payable in full in cash, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender’s demand upon the occurrence and during the continuation of an Event of Default, and (ii) the last day of the Term (such earlier date being the “Maturity Date”).

(e)           Interest on all outstanding Advances under this Agreement shall be payable monthly in arrears on the first day of each month, commencing June 1, 2009 (each an “Interest Calculation Period”) at the Interest Rate, calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each Interest Calculation Period.  Interest accrued on each Advance under the this Agreement shall be due and payable on the first day of each month, commencing June 1, 2009, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement.  To the extent Advances are then available under this Agreement, Advances shall be automatically made for the payment of interest on the Obligations at the Interest Rate on the date when such interest is due to the extent available and as provided for herein.

(f)           For so long as no Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under this Agreement by delivering to Lender not later than 11:00 a.m. (New York City time) at least three (3) Business Days before the Borrower requires such Advance (the “Borrowing Date”), a completed Borrowing Report in substantially the same form as Exhibit A attached hereto, and relevant supporting documentation satisfactory to Lender, in the exercise of its Permitted Discretion.  If specified by the Borrower in the Borrowing Report, the Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance directly to the creditor of the Borrower, in all cases for credit to the Borrower (or to such other account as to which the Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (New York City time).

(g)           Subject to its approval of the form and content of such Borrowing Report (which approval shall be given in the exercise of Lender’s Permitted Discretion, which shall not be unreasonably withheld or delayed), the Lender shall disburse the Advance as set forth in the Borrowing Report within three (3) Business Days after receipt of such Borrowing Report.

(h)           Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts and Obligations payable hereunder, or under any other Transaction Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.

(i)           As of the Effective Date, each of the Guarantors shall unconditionally and irrevocably guaranty payment and performance of all outstanding Advances and interest thereon at the Interest Rate, pursuant to the Guaranty Agreement.

(j)           As of the Effective Date, the Prior Note shall be deemed cancelled and replaced by the Note issued under this Agreement.

(k)           Should any amount required to be paid under any Transaction Document to the Lender be unpaid, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under this Agreement as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations without necessity of any demand.  No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Transaction Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated.  Any sums expended by Lender as a result of the failure of the Borrower or the Guarantors to pay, perform or comply with any Transaction Document or any of the Obligations may be charged to the account of Borrower and the Guarantors and added to the Obligations.

(l)           Subject at all times to (i) there being adequate Availability at the time a request for an Advance is made and after giving effect to the funding thereof, (ii) such request for an Advance is accompanied by a duly completed Borrowing Report furnished to the Lender as provided in this Agreement, and (iii) requests for Advances are approved for proper business purposes of the Borrower and its Subsidiaries, as determined by the Lender in the exercise of its Permitted Discretion (which approval shall not be unreasonably withheld or delayed), in the event that the Lender shall fail to make any such requested Advance within five (5) Business Days of the date such Advance is approved, the Lender shall not be entitled to receive or accrue any fees or interest on then outstanding Advances for the month or applicable part thereof that the Advance was so approved and funding delayed.

3.           Payment of Fees.

(a)           Each of the Lender and the Borrower do hereby covenant and agree that all Loan Servicing Fees payable under this Agreement shall accrue and shall be paid to the Lender on the Maturity Date and shall be deemed part of the Obligations.

(b)           Each of the Lender and the Borrower do hereby agree that the CD Release Fee shall only be payable to the Lender in the event that the Lender is able to arrange for the Borrower to effect a payment of and drawdown on the Certificate of Deposit prior to the CD Maturity Date, all upon such terms and conditions as shall be satisfactory to the Borrower.

4.           Representations and Warranties

Each of the Borrower and its Subsidiaries jointly and severally represents and warrants as of the date hereof, the Closing Date and each Borrowing Date, as follows:

4.1           Organization and Authority

Borrower and each of Borrower’s Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of formation.  Borrower and each of its Subsidiaries (i) has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Transaction Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Transaction Documents to which it is a party, (B) to borrow hereunder, and (C) to consummate the transactions contemplated under the Transaction Documents.  Except as set forth on Schedule 4.1, neither Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an “investment company.”

4.2           Transaction Documents

Except as set forth on Schedule 4.2, the execution, delivery and performance by the Borrower and each of Borrower’s Subsidiaries (collectively, the “Corporations”) of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of each such Person and have been duly executed and delivered by or on behalf of each such Person; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on any such Person or any of their respective properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of any such Person, or any agreement between any such Person and its respective stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which any such Person is a party, or by which the properties or assets of such Person are bound; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of any such Person, and (v)  do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.  When executed and delivered, each of the Transaction Documents to which Borrower and each of the other Corporations is a party will constitute the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

4.3           Subsidiaries, Capitalization and Ownership Interests

Schedule 4.11 states the names of all of the Subsidiaries of the Borrower who have executed this Agreement, other than AdvisorShares LLC (“AdvisorShares”) which is not a party to this Agreement or any of the other Transaction Documents.  Schedule 4.3 sets forth, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and each of its Subsidiaries and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing).  The outstanding equity securities and/or ownership, voting or partnership interests of Borrower and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 4.3 owns beneficially and of record all the equity securities and/or ownership, voting or partnership interests it is listed as owning free and clear of any Liens other than Liens created by the Transaction Documents.  Schedule 4.3 also lists the directors, members, managers and/or partners of Borrower and each of its Subsidiaries.

4.4           Agreements

Except as set forth on Schedule 4.4 or as otherwise disclosed in the Corporations’ SEC filings, none of the Corporations is (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Transaction Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, management or service fee with respect to, the ownership, operation, leasing or performance of its business.

4.5           Litigation

Except as set forth on Schedule 4.5, there is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against any of the Corporations that (i) questions or could prevent the validity of any of the Transaction Documents or the right of such Person to enter into any Transaction Document or to consummate the transactions contemplated thereby, (ii) would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Effect, or (iii) would reasonably be likely to result in any change of control or other change in the current ownership, control or management of any of the Corporations.  Except as set forth on Schedule 4.5, neither Borrower nor any of the Guarantors is aware that there is any basis for the foregoing.  None of the Corporations is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority.  There is no action, suit, proceeding or investigation initiated by any of the Corporations currently pending.  None of the Corporations has any existing accrued and/or unpaid indebtedness or other payment obligations to any Governmental Authority.

4.6           Compliance with Law

Each of the Corporations (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Person and/or such Person’s business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.  There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.  None of the Corporations has received any notice that such Corporation is not in compliance in any respect with any of the requirements of any of the foregoing.  None of the Corporations have (a) engaged in any Prohibited Transactions as defined in Section 405 of ERISA and Section 4965 of the Internal Revenue Code of 1985, as amended, and the rules and regulations promulgated thereunder, (b) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) any knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980.

4.7           Intellectual Property

Each of the Corporations owns, licenses or utilizes, and is a party to, all patents, patent applications, trademarks, trademark applications, service marks, registered copyrights, copyright applications, copyrights, trade names, trade secrets, software, licenses and other Intellectual Property, necessary to operate the business of the Borrower and its Subsidiaries.

4.8           Licenses and Permits; Labor

Each of the Corporations is in compliance with and has all permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of such Corporation’s businesses.  All of the foregoing are in full force and effect and not in known conflict with the rights of others.  None of the Corporations is (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be likely to have a Material Adverse Effect.

4.9           Disclosure

No Transaction Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Documents, nor any representation or warranty made by any of the Corporations in any Transaction Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading.  There is no fact known to Borrower which has not been disclosed to Lender in writing which would reasonably be likely to have a Material Adverse Effect.

4.10           Insurance

Each of Borrower and each of its Subsidiaries has in full force and effect such insurance policies as are customary in its industry.

4.11           Names; Location of Offices, Records and Collateral

During the preceding two years, neither the Borrower nor any of its Subsidiaries has  conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 4.11.  The Corporations, as applicable, is the sole owner of all of its names listed on Schedule 4.11, and any and all business done and invoices issued in such names are such Person’s sales, business and invoices.  Each trade name of Borrower or, as applicable, the Borrower’s Subsidiary represents a division or trading style of Borrower or such Subsidiary.  Borrower and each of its Subsidiaries maintains its places of business and chief executive offices only at the locations set forth on Schedule 4.11, and all Accounts of Borrower arise, originate and are located, and all of the Collateral granted by Borrower and its Subsidiaries and all books and records in connection therewith or in any way relating thereto or evidencing such Collateral are located and shall only be located, in and at such locations of Borrower and its Subsidiaries.  All of the Collateral is located only in the continental United States.

4.12           Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or any of its Subsidiaries or to the rights of any other Person.

4.13           Accounts

Unless otherwise indicated in writing to Lender or on Schedule 4.13: (i) each Account of Borrower and its Subsidiaries is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) each Account of Borrower and its Subsidiaries arises out of a completed, bona fide sale and delivery of goods or rendering of services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii)each Account of Borrower and its Subsidiaries together with Lender’s security interest therein, is not and will not be in the future (by voluntary act or omission by Borrower), subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower or its Subsidiaries and is not contingent in any respect or for any reason, (iv) there are no facts, events or occurrences which in any way impair the validity or enforceability of any Account of Borrower or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (v) there are no proceedings or actions which are threatened or pending against any Account Debtor under any Account of Borrower which might result in any Material Adverse Effect on the Borrower or any other Subsidiaries (vi) each Account of Borrower has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, (vii) Borrower has obtained and currently has all permits necessary in the generation of each Account of such Person.

4.14           Survival

Borrower and its Subsidiaries makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement and the making of Advances under this Agreement.

5.           Affirmative Covenants

Each of Borrower and its Subsidiaries covenants and agrees that, until full performance and satisfaction, and indefeasible payment and performance in full of all of the Obligations and termination of this Agreement:

5.1           Financial Statements, Borrowing Report, Financial Reports and Other Information

(a)           Financial Reports.  In addition to providing the Borrowing Report in accordance with this Agreement, Borrower shall furnish the following reports to Lender; provided, however, if any such report described below is available on the SEC’s EDGAR Filing System then Borrower need not deliver a hard copy of such document to the Lender:

(i) as soon as available and in any event within one hundred and twenty (120) calendar days after the end of each fiscal year of Borrower, audited annual consolidated financial statements of Borrower and its Subsidiaries, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm accompanied by related management letters, if available, and

(ii) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, unaudited quarterly consolidated financial statements of Borrower and its Subsidiaries consisting of a balance sheet and statements of income, retained earnings and cash flows as of  the end of the immediately preceding calendar quarter.

All such financial statements shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied with prior periods.  With each such financial statement, Borrower shall also deliver a certificate of its chief financial officer stating that (A) such person has reviewed the relevant terms of the Transaction Documents and the condition of Borrower, and (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto.

(b)           Notices.  Borrower, as applicable, shall promptly, and in any event within five (5) calendar days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated against Borrower or any of its Subsidiaries or otherwise affecting or involving or relating to Borrower or any of its Subsidiaries or any of such Person’s property or assets to the extent (A) the amount in controversy exceeds $10,000, or (B) to the extent any of the foregoing seeks injunctive or declarative relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be likely to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, or (iv) receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability.

5.2           Conduct of Business and Maintenance of Existence and Assets

Each of the Corporations shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (v) remain in good standing and maintain operations in all jurisdictions in which currently located.

5.3           Compliance with Legal and Other Obligations

Each of the Corporations shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations; (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to have a Material Adverse Effect, and (iv) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business.

5.4           Insurance

Borrower shall, and Borrower shall cause each of its Subsidiaries to maintain all insurance as is normally required for similar businesses within the Borrower’s and Subsidiaries’ industry, including Officers and Directors Insurance, General Worker’s Compensation Insurance and General Liability Insurance.

5.5           True Books

Borrower shall, and Borrower shall cause its Subsidiaries to, (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

5.5           Inspection; Periodic Audits

Lender has the right to audit the Borrower once each calendar quarter and Borrower shall cause each of its Subsidiaries to, permit the representatives of Lender from time to time during normal business hours upon 10 Business Days prior notice, to (i) examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). If the audit shows a discrepancy of more than 10% that cannot be resolved after further review, then the audit shall be paid by Borrower.  If the discrepancy is less than 10% that cannot be resolved after further review, then the cost of the audit shall be paid by the Lender.

5.6           Further Assurances; Post Closing

At Borrower’s cost and expense, Borrower shall, and Borrower shall cause its Subsidiaries to, (i) take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may request with respect to the purposes, terms and conditions of the Transaction Documents and the consummation of the transactions contemplated thereby, and (ii) without limiting and notwithstanding any other provision of any Transaction Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations.

5.7           Payment of Indebtedness

Borrower shall, and Borrower shall cause its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Lender may deem proper and necessary in its sole discretion shall have been made.

5.8           Intentionally Omitted.

5.9           Reservation of Lenders Shares.

Borrower shall reserve, out of its authorized and unissued Common Stock, all of the Lenders Shares.

5.10           Issuance of Lenders Shares.

(a)           Not later than five Business Days after Lender gives a notice of conversion under the Note, the Borrower shall issue to the Lender all of the applicable number of Conversion Shares determined by dividing (a) the amount of the Note and all accrued interest at the Interest Rate set forth in the Notice of Conversion, by (b) the Conversion Price.

(b)           Not later than five Business Days after Lender gives a notice of exercise under the Warrant, the Borrower shall issue to the Lender all of the applicable number of Warrant Shares determined by dividing (a) the amount of the Warrant being exercised as set forth in the Notice of Exercise, by (b) the Exercise Price.

(c)           Not later than five Business Days after the CD Release Fee becomes due and payable, the Borrower shall issue to the Lender all of the applicable shares of Common Stock payable to the Lender in respect of such CD Release Fee.

6.	Grant of Security Interest; Collateral

(a)           To secure the payment and performance of the Obligations, Borrower and each of the Subsidiaries do hereby jointly and severally grant to the Lender a continuing security interest in and lien upon, and pledge to Lender, all of its and their respective right, title and interest in and to all of its Accounts (other than the NHC-GAF Collateral) and all Intellectual Property, whether now owned or hereafter acquired, including, without limitation, the following, which security interest is intended to be a first priority security interest:

(i)           all intangible personal property, including without limitation all present and future Accounts except for the NHC-GAF Collateral, securities, contract rights, permits, general intangibles, Intellectual Property, chattel paper, documents, instruments, deposit accounts, rights to the payment of money or other forms of consideration of any kind and tax refunds now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing; and

(ii)           any and all additions and accessions to any of the foregoing, and any and all replacements, products and proceeds of any of the foregoing,

all of the foregoing herein collectively referred to as the “Collateral.”  For the avoidance of doubt, Collateral shall not include the NHC-GAF Collateral.

(b)           Borrower and each of the Subsidiaries has the full right and power to grant to Lender a perfected, first priority security interest and lien in the Collateral pursuant to this Agreement.  Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings, as applicable, without any further action, Lender will have a good, valid and first priority and perfected Lien and security interest in the Collateral granted to Lender pursuant to this Agreement, subject to no transfer or other restrictions or liens of any kind in favor of any other Person.  No financing statement relating to any of the Collateral is on file in any public office except those on behalf of Lender.  Except for Schedule 6(b), Borrower represents and warrants to Lender that neither it nor any of its Subsidiaries is a party to any agreement, document or instrument that conflicts with this Section 6(b).

(c)           Borrower and each of its Subsidiaries hereby authorizes Lender, as Borrower’s agent and attorney in fact to execute or file with the appropriate filing authorities in Delaware, New York or other locations where the Collateral may be situated, such financing statements under the Uniform Commercial Code as may be required to perfect Lender’s interest in the Collateral.

7           Closing.  The closing in connection with this Agreement (the “Closing”) shall take place simultaneous with the execution and delivery of this Agreement and the other Transaction Documents (the “Closing Date”) at a mutually agreeable place and time.  Alternatively, the Parties may, by mutual consent, forego a formal closing.

8.           Term of Agreement; Termination

(a)           Term. This Agreement is effective from the Effective Date and shall continue until April 30, 2010 (the “Initial Term”), unless terminated earlier as provided below.

(b)           Renewal. After the Initial Term, the Agreement shall, at the sole option of both the Lender and the Borrower be extended for an additional period of one (1) year (a “Renewal Term”), unless terminated earlier as provided below:

(c)           Termination.  This Agreement is subject to termination by the applicable Party set forth below, after providing prior written notice to the other Parties upon the occurrence of one or more of the following events:

(i)           Mutual Agreement.   Immediately following the written mutual agreement among all of the Parties to terminate this Agreement; or

(ii)           Default or Event of Default.    By the Lender in the event that a Default or Event of Default under this Agreement shall occur and be continuing, after notice as provided in Section 9 below; or

(iii)           Breach.   By the Lender, on one hand, or the Borrower on the other hand, in the event of the other Party or Parties breach of a material obligation under this Agreement or any other Transaction Document; provided such breach is not the result of the actions or inactions of the terminating Party or Parties and such breaching Party or Parties has failed to cure such breach within thirty (30) days of its receipt of written notice of such breach, except in the case of failure to pay any undisputed amount due hereunder, which must be cured within ten (10) Business Days of receipt of written notice of such nonpayment;

(iv)           Insolvency Event.    By the Lender, in the event the Borrower suffers an Insolvency Event; or

(v)           Material Adverse Effect.  By the Lender or the Borrower, as applicable, in the event of: (A) a Material Adverse Effect upon the other Party or any Subsidiary of Borrower or a change in any governmental requirements, laws or regulations, that, in the opinion of legal counsel for the terminating Party, renders the continued performance of this Agreement either illegal or commercially unreasonable; or (B) a Party has been directed by any regulatory authority to cease or materially limit its performance of its obligations under this Agreement; and, in each case, the Parties cannot find a legal and commercially reasonable solution or alternative within a reasonable amount of time which shall not be greater than one hundred twenty (120) days; or

(vi)           Failure to Make Advances.  By the Borrower, in the event that the Lender shall fail to make any requested Advance within five (5) Business Days of the date such Advance is approved, as contemplated by Section 2(l) above.

(d)           Survival of Obligations upon Termination of this Agreement. Upon notice of termination of this Agreement this Agreement and all Transaction Documents shall continue in full force and effect and each Party shall continue to fulfill its obligations hereunder and thereunder (except that no further Advances shall be required to be made by the Lender hereunder or thereunder) until such time as all Obligations under this Agreement and the other Transaction Documents shall have been paid in full.  Upon any permitted termination of this Agreement by the Lender, all Obligations under this Agreement and the other Transaction Documents shall become immediately due and payable.

9.           Events of Default

The occurrence and continuation of any one or more of the following shall constitute an “Event of Default”:

(a)           Borrower and its Subsidiaries shall fail to pay any amount on the Obligations or provided for in any Transaction Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) and such default has not been cured for five (5) Business Days after written notice of default is given to the Borrower by the Lender;

(b)           any representation, statement or warranty made or deemed made by Borrower, any Guarantor or any other Person (other than Lender) in any Transaction Document or in any other certificate, document, report or opinion delivered in conjunction with any Transaction Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, dollar thresholds or Material Adverse Effect qualifiers, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c)           Borrower or any Guarantor shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Transaction Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Transaction Document; there shall be a thirty (30) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should have known or been aware, of such failure, violation, breach or default, but no Advances will be made during the cure period;

(d)           (i) any of the Transaction Documents ceases to be in full force and effect, or (ii) Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Transaction Documents;

 (e)           one or more tax assessments, judgments or decrees is rendered against Borrower or any Guarantor in an amount in excess of $25,000 individually or $100,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

(f)           Any of the Corporations shall be subject to any Insolvency Event;

(g)           a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any of the Corporations or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of thirty (30) calendar days, (B) shall approve a petition filed against any of the Corporation seeking reorganization, liquidation or similar relief under the Bankruptcy Act or any other applicable law or statute, which is not dismissed within thirty (30) calendar days or, (C) under the provisions of the Bankruptcy Act or other applicable law or statute, assume custody or control of  any of the Corporations or of the whole or any substantial part of any such Corporation’s properties, which is not irrevocably relinquished within thirty (30) calendar days, or (ii) there is commenced against  any of the Corporations any proceeding or petition seeking reorganization, liquidation or similar relief under any Bankruptcy Act or any other applicable law or statute and either (A) any such proceeding or petition is not unconditionally dismissed within thirty (30) calendar days after the date of commencement, or (B) any of the Corporations takes any action to indicate its approval of or consent to any such proceeding or petition, but no Advances will be made before any such order, judgment or decree described above is stayed, vacated or discharged, any such petition described above is dismissed, or any such custody or control described above is relinquished;

(h)           an Event of Default occurs and is continuing under any other Transaction Document; or,

then, and in any such event, notwithstanding any other provision of any Transaction Document, if any such Event of Default shall occur and be continuing, the Lender may, without notice or demand, do any of the following: (i) terminate its obligations to make Advances hereunder and (ii) declare all or any of the Advances, all interest thereon and all other Obligations to be due and payable immediately, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Corporations.

10.           Rights and Remedies

(a)           In addition to the acceleration provisions set forth in Section 9 above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in the Transaction Documents, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any Collateral to reduce the Obligations, (ii) foreclose the liens created hereunder, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any of the Corporations might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral is located, or render any of the foregoing unusable or dispose of the Collateral on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender.  Notwithstanding any provision of any Transaction Document, Lender, in its sole discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral.  Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b)           Borrower and the Guarantors each agree that notice received by it at least twenty (20) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to any of the Corporations.  At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any of the Corporations which right is hereby waived and released.  Each of Borrower and the Guarantors covenants and agrees not to, and not to permit or cause any of the Corporations to, interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.  Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

(c)           Each of the Borrower and the Guarantors hereby grants to Lender, after the occurrence and during the continuance of an Event of Default, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation) to use, assign, license or sublicense any Intellectual Property now owned or hereafter acquired by any of the Corporations, and wherever the same may be located, including in such license reasonable access as to all media in which any of the licensed items may be recorded or stored and to all computer programs and used for the compilation or printout thereof, in each case in connection with the exercise of Lender’s remedies hereunder and under the other Transaction Documents.  All proceeds received by Lender in connection with such license will be used by Lender to satisfy the Obligations.

(d)           In addition to the acceleration provisions set forth in Section 10 above, upon the occurrence and continuation of an Event of Default, Borrower shall take any action that Lender may request in order to enable Lender to obtain and enjoy the full rights and benefits granted to Lender hereunder.  Without limiting the generality of the foregoing, upon the occurrence and continuation of any Event of Default, at the request of Lender and at Borrower’s sole cost and expense, each of the Corporations, as applicable, shall execute all documents and take all other actions requested by Lender to enable Lender, its designee, any receiver, trustee or similar official or any purchaser of all or any part of the Collateral to obtain from any Person any required authority necessary to operate the business of Borrower.

(e)           In addition to any other rights, options and remedies Lender has under the Transaction Documents, the UCC, at law or in equity, all profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority:  (i) first, to the payment of all costs and expenses of such collection, holding, operation, management, sale, disposition or delivery with respect to maintaining the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein; (iii) third, to the payment of any surplus then remaining to the Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that the Corporations shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

(f)           Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender’s rights, Liens or remedies under any Transaction Document, applicable law or equity.  The enumeration of any rights and remedies in any Transaction Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Transaction Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

11.           Confidentiality

(a)           Confidential Information. The term “Confidential Information” shall mean this Agreement and all proprietary information, trade secrets, business methods and plans, marketing data, financial reports, expense reports, plans and projections, cost structures, technologies, processes, competitive positions and information, and any other information, documents or data of any kind whatsoever which: (i) a Party (“Discloser”) discloses, in writing, orally or visually, to the other Party (“Recipient”) or to which Recipient obtains access in connection with the negotiation or performance of this Agreement; and which (ii) relates: (A) to the Discloser; (B) in the case of the Lender as Recipient, to Borrower and its customers and/or Affiliates; or (C) in the case of Borrower as Recipient, to the Lender and its affiliates. Each Party agrees to comply with all federal and state privacy laws.

(b)           Disclosure to Employees, Agents and others. Each of the Parties, as Recipient, hereby agrees on behalf of itself and its employees, officers, affiliates and subcontractors that Confidential Information will not be disclosed or made available to any person for any reason whatsoever, other than on a “need to know basis” and then only: (i) to the Parties’ employees and officers and professional advisors; (ii) to subcontractors and other third Parties specifically permitted under this Agreement, provided that all such persons are subject to a confidentiality agreement that is no less restrictive than the confidentiality provisions of this Agreement; (iii) to independent contractors, agents, and consultants hired or engaged by the Parties, provided that all such persons are subject to a confidentiality agreement that is no less restrictive than the confidentiality provisions of this Agreement; or (iv) as required by law or as otherwise permitted by this Agreement, either during the term of this Agreement or after the termination of this Agreement.  Prior to any disclosure of Confidential Information as required by law, the Recipient shall: (i) notify the Discloser of any actual or threatened legal compulsion of disclosure, and any actual legal obligation of disclosure immediately upon becoming so obligated; and (ii) cooperate with the Discloser’s reasonable, lawful efforts to resist, limit or delay disclosure.

(c)           Materials. Upon the termination or expiration of this Agreement, or at any time upon the request of a Party, the other Party shall return all Confidential Information in the possession of such Party or in the possession of any third Party over which such Party has or may exercise control.

(d)           Exceptions. The obligations of confidentiality in this Agreement shall not apply to any information which a Party rightfully has in its possession before disclosed to it by the other Party, information which a Party independently develops, information which is or becomes known to the public other than by breach of this Agreement or information rightfully received by a Party from a third Party without the obligation of confidentiality.

(e)           Publicity.  Except as provided in this section, the Parties agree that none of them, nor any of their respective directors, officers, employees or agents shall disclose any of the terms or provisions of this Agreement to any other Party.  No Party shall use another Party’s name or trademark or refer to such other Party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other Party for each such use or release in accordance with this section. Any media releases, public announcements, public disclosures and promotional or marketing materials issued or made by any Party relating to this Agreement or the subject matter of this Agreement (each, a “Disclosure”), shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other Party prior to release; provided, however, that this prior approval requirement shall not apply to: (i) announcements intended solely for internal distribution; or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party.  Such approval shall be deemed to be given if a Party does not object to a proposed Disclosure within ten (10) Business Days of receiving it.  Nothing contained in this Agreement shall prohibit any Party from making any disclosure, which its legal counsel reasonably deems necessary to comply with applicable law.

(f)           Remedies. In the event of a breach or the threatened breach of the provisions of this Section 11, the Discloser shall be entitled to injunctive relief restraining the Recipient from such breach or threatened breach and to enforce the provisions herein in any state or federal court located in the state in which the Recipient maintains its principal place of business.  Nothing herein shall be construed as prohibiting the Discloser from pursuing any other remedy against the Recipient on account of such breach or threatened breach.

(g)           Survival. The terms of this Section 11 shall survive any termination or expiration of this Agreement.

12.           Lender Representations and Warranties. Lender hereby represents and warrants to Borrower that:

(a)           Lender is duly organized and in good standing in the State of Nevada.  Lender has all requisite power and authority to conduct its business as currently being conducted.

(b)           Lender has all requisite power and authority to execute and deliver this Agreement and all other documents in connection with this Agreement, and to carry out the terms of this Agreement, and has taken all action required on its part necessary for the execution, delivery and performance of this Agreement.  This Agreement is the legal, valid and binding obligation of the Lender, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy laws and general principles of equity.

(c)           This Agreement does not contain any untrue statement of material fact or omits to state a material fact necessary to make the statements herein misleading.

(d)           Lender is in material compliance with all applicable federal, state and local laws.

(e)           The execution, delivery and performance of this Agreement do not and will not conflict with or constitute a material default under any other obligation of the Lender.

(f)           Lender is in a financial position to bear the economic risk of the Investment and withstand a complete loss of the Funds.

(g)           Lender is taking the position and believes that the Investment is not a security for the purposes of US Federal Securities Laws and corresponding state blue sky laws. This fact notwithstanding, the Lender represents to the Borrower that the Lender is an accredited investor as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933. Further, at no time will the Lender transfer any portion of the Investment to any person or entity that is not an accredited investor.

(h)           Lender recognizes that the Investment involves a high degree of risk. Lender is aware that short term loans can have a high rate of default and that the Lender may not receive the return or any return on its Investment that it hopes to receive.

(i)           The Investment is suitable for the Lender based upon its investment objectives and financial needs and the Lender has adequate net worth and means for providing for its financial needs and contingencies and has no need for liquidity of investment with respect to the Investment.

(j)           Lender has obtained, to the extend the Lender deems necessary, the Lender’s own professional advice with respect to the risks inherent in the Investment and the suitability of the Investment in light of the Lender’s financial condition and investment needs.

(k)           Lender has been furnished with or has had access to such information as a sophisticated investor would customarily require to evaluate the merits and risks of the Investment together such additional information as the Lender considers necessary to verify the accuracy of the information supplied. Lender further represents that the Lender has had an opportunity to ask questions of Borrower’s management as the Lender has deemed necessary or desirable. Lender further represents and acknowledges that the Lender has been solely responsible for the Lender’s own: (i) due diligence investigation of Borrower, its management and its assets; (ii) analysis of the merits and risks of the Investment; and (iii) analysis of the terms of the Investment, and that in taking any action or performing any role relative to the arranging of the Investment, the Lender has acted solely in the Lender’s own interest.

(l)           Lender is an “Accredited Investor” as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Act”). Further, the Lender further represents that it is a sophisticated investor, can bear the economic risk of this Investment for an indefinite period of time, and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of this Investment. Lender further represents that it is the position of Borrower that this Investment is not a security within the meaning of the Federal and State securities laws however, if it is determined that this Investment is a security for the purposes of such laws, the Investment has been issued pursuant to exemptions from registration under the applicable securities laws.

(m)           Lender has purchased the GAF Note from GAF and as a result is the sole beneficiary of the GAF Note. Lender further represents that no other Person has any rights, title and interest to the GAF Note.

13.           Covenants of Lender. Lender shall:

(a)           maintain its corporate existence in good standing; and

(b)           notify Borrower within five (5) days of: (i) any lawsuit or proceedings which, if successful, would materially affect Lender’s ability to make Advances under this Agreement; and (ii) any agreement to merge, consolidate, or sell its assets to a third Party.

(c)           cancel the GAF Note and incorporate it into the Prior Advances and evidenced by the Note executed by Borrower under this Agreement.

14.           Indemnification

(a)           By the Borrower and its Subsidiaries.   The Borrower and each of the Subsidiaries hereby jointly and severally agrees to indemnifies and hold harmless (i) the Lender; (ii) the Lender’s parents, Subsidiaries, and Affiliates; and (iii) each of the respective officers, directors, employees, representatives, agents, and attorneys of the Persons identified in clauses (i), (ii) and (iii) above (collectively, the “Lender Indemnified Parties”) from and against any and all losses, liabilities, damages, penalties, demands, judgments, settlements, costs, and expenses, including without limitation those costs and expenses relating to any investigation or any defense or prosecution of any proceedings, and reasonable fees and expenses of attorneys, (collectively, “Lender Losses”) suffered or incurred by the Lender Indemnified Parties to the extent arising out of or resulting from any claims, suits, arbitrations, or actions instituted by a third Party based on any of the following:

(i)           the breach in any material respect of any representation or warranty made by the Borrower and contained in this Agreement or in any other Transaction Document; and

(ii)           the failure of Borrower and the Guarantors to pay and perform the Obligations under this Agreement or any other Transaction Document;

(iii)           the failure of Borrower and the Guarantors to perform any other covenant and agreement contained in this Agreement or in any other Transaction Documents; or

(iv)           the burglary, fraud, theft, other criminal acts, gross negligence, willful misconduct of the Borrower and any of the Guarantors or any of their employees, agents or Affiliates.

(b)           By Lender. Lender hereby indemnifies and agrees to hold harmless (i) the Borrower and the Guarantors; (ii) the parent, Subsidiaries, and Affiliates of such Persons; and (iii) each of the respective officers, directors, employees, representatives, agents, and attorneys of the Persons described in clauses (i) – (iii) above (collectively, the “Borrower Indemnified Parties”) from and against any and all losses, liabilities, damages, penalties, demands, judgments, settlements, costs, and expenses, including without limitation those costs and expenses relating to any investigation or any defense or prosecution of any proceedings, and reasonable fees and expenses of attorneys, (collectively, “Borrower Losses”) suffered or incurred by the Borrower Indemnified Parties to the extent arising out of or resulting from any claims, suits, arbitrations, or actions instituted by a third Party based on any of the following:

(i)           The inaccuracy in any material respect of any representation or warranty made by the Lender and contained in this Agreement; and

(ii)           Lender’s, its employees’ or its agents’ burglary, fraud, theft, other criminal acts, gross negligence, willful misconduct or breach of this Agreement.

 (c)           General. If any claim or demand is asserted against any Lender Indemnified Party or Borrower Indemnified Party (individually or collectively, the “Indemnified Party”) by any person who is not a Party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of this Section 14, written notice of such claim or demand shall promptly be given to the Party (the “Indemnifying Party”) from whom indemnification may be sought.  The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) days of its receipt of the notice of the claim or demand, to assume the entire control (subject to the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice reasonably acceptable to the other Party.  If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense, compromise or settlement of the matter, the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to that matter. Any damages to the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.

(d)           Survival. The provisions of this clause 14 shall survive termination or expiration of this Agreement until the first anniversary of the Maturity Date.

15.           Limitations of Liability

(a)           No Special Damages. Neither Party shall be liable to the other for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, under any circumstances regardless of the theory of recovery even if such Party has knowledge of the possibility of such damages.

(b)           Disclaimer of Warranties. Except as otherwise expressly provided herein, the Parties specifically disclaim all warranties of any kind, express or implied, arising out of or related to this Agreement, including without limitation, any warranty of merchantability or fitness for a particular purpose, each of which is hereby excluded by agreement of the Parties.

16.           Notices. All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to the other Party at the address and facsimile numbers set forth below, or at such other address of which the notifying Party hereafter receives notice in conformity with this section.  All such notices, requests, and approvals shall be deemed given upon the earlier of receipt of facsimile transmission during normal business hours or actual receipt thereof.  All such notices, requests and approvals shall be addressed to the attention of:

If to Lender:

IP Global Investors Ltd.
499 North Canon
Beverly Hills, CA 90210
Attn: Meghann McEnroe, CEO
Facsimile: (310) 526-6575

If to Borrower:

Fund.com Inc.
14 Wall Street, 20th Floor
New York, New York 10005
Attn: Gregory Webster, CEO
Facsimile: (212) ___-____

17.           Miscellaneous

(a)           Waiver.  The failure of either Party to insist upon or enforce performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather the same will be and remain in full force and effect.

(b)           Force Majeure.  Neither Party shall be liable for, or considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by the Agreement (except with respect to payment obligations) as a result of any causes or conditions which are beyond such Party’s reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.  If any force majeure event occurs (which shall include, without limitation, acts of God, telecommunications, Internet or network failure, results of vandalism or computer hacking, fire, explosion, storm or other natural occurrences, any conflicting order, direction, action or request of the United States government (including, without limitation, state and local governments) or of any regulatory department, agency, commission, court, bureau, corporation or other instrumentality, or of any civil or military authority, national emergencies, insurrections, riots, wars, strikes, lockouts, work stoppages or other such labor difficulties), the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of such event.  Notwithstanding the foregoing, the Parties' obligations to one another shall be excused and/or postponed during and only for the duration of the applicable force majeure event and shall resume as soon as practicable after the force majeure event has ended.

(c)           Relationship of the Parties.  The Parties to the Agreement are independent contractors.  Neither Party is an agent, representative, partner or employee of the other Party.  Neither Party will have any right, power, or authority to enter into any agreement on behalf of, or incur any obligation or liability of, or to otherwise bind the other Party.  The Agreement will not be interpreted or construed to create an association, agency, joint venture, or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

(d)           Survival.  In addition to any provisions which specifically provide for survival or for continued obligations following the termination of this Agreement, the following shall survive the termination of this Agreement:  all representations and warranties; all provisions for payment of any amounts due hereunder, including but not limited to, expenses or compensation; all provisions for confidentiality; all provisions for indemnification, until the first anniversary of the Maturity Date; all provisions for insurance coverage; and all provisions for arbitration or the resolution of disputes.

(e)           Construction; Severability.   Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all the risks (both known and unknown) associated with the transactions contemplated hereunder.  Further, all provisions are inserted conditionally on their being valid in law.  In the event that any provision of the Agreement conflicts with the law under which the Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties to the Agreement:  (i) such provision will be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law; and (ii) the remaining terms, provisions, covenants, and restrictions of the Agreement will remain in full force and effect.

(f)           Remedies.   Except as otherwise specified, the rights and remedies granted to a Party under the Agreement are cumulative and in addition to, not in lieu of, any other rights and remedies which the Party may possess at law or in equity.

(g)           Entire Agreement.  This Agreement and the other Transaction Documents constitutes the entire and only agreements among the Parties and supersedes any and all prior agreements, whether written, oral, express, or implied, of the Parties with respect to the transactions set forth herein and therein. Further, the Lender must rely on its own examination of Borrower, the proposed Advances and the terms of this Agreement, including the merits and risks involved in making a decision to proceed with the transactions contemplated hereby and thereby. Lender, to the extent permitted by applicable law, agrees not to make a claim or bring any action and waives and releases any and all claims against Borrower or Borrower related to any projections furnished by Borrower to the Lender, which represent only the good faith estimate by Borrower of future financial performance and / or opportunities and should not be considered as facts or certainties.

(h)           Amendment.  No change, amendment, or modification of any provision of the Agreement will be valid unless set forth in a written instrument signed by all of the Parties.

(i)           Assignment.  No Party to the Agreement shall sell, transfer, or assign the Agreement, the other Transaction Documents or the rights or obligations hereunder or thereunder without the prior written consent of the other Party or Parties.

(j)           Headings.  The captions and headings used in the Agreement are inserted for convenience only and will not affect the meaning or interpretation of the Agreement.

(k)           Counterparts.  The Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

(l)           Governing Law; Jurisdiction and Venue.  This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of New York, without respect to its conflict of laws principles.

(m)           Expenses.   Each of the Parties will bear their own costs and expenses in connection with the drafting, negotiation and execution of this Agreement and the other Transaction Documents; provided, that on the Closing Date, the Borrower will, in connection with the initial Advance drawn under this Agreement, pay to Hodgson Russ LLP, as Lender’s counsel the sum of $25,000 in payment of such counsel’s legal fees incurred on behalf of the Lender.

(n)           Fees and Costs.  In the event that any of the Parties hereto institutes any action, suit or proceeding to enforce the provisions of this Agreement, or for breach thereof, or to declare the rights of the Parties with respect thereto, the prevailing Party shall be entitled to recover, in addition to damages, injunctive or other relief, reasonable costs and expenses including, without limitation, costs and reasonable attorneys’ fees incurred in the furtherance of such action, suit or proceeding.

(o)           Contract Interpretation.  For purposes of contract interpretation, including resolution of any ambiguity, the Parties acknowledge that this Agreement was prepared jointly by their respective attorneys and therefore the terms of the Agreement should not be construed against either Party as the drafting Party.

(p)           Facsimile Signature.   This Agreement and any Transaction Document may be executed by pdf or other facsimile transmission and such signatures shall, for all purposes, hereunder and thereunder, be treated as ribbon originals.

[balance of this page intentionally left blank - signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above.

Borrower:

 FUND.COM INC.

By: /s/   Gregory Webster
Gregory Webster, Chief Executive Officer

Subsidiaries:

FUND.COM TECHNOLOGIES INC.

By: /s/   Gregory Webster
Gregory Webster, Chief Executive Officer

FUND.COM MANAGED PRODUCTS INC.

By: /s/   Gregory Webster
Gregory Webster, Chief Executive Officer

FUND.COM CAPITAL INC.

By: /s/   Gregory Webster
Gregory Webster, Chief Executive Officer

Lender:

IP GLOBAL INVESTORS LTD.

By:/s/  Meghann McEnroe
Meghann McEnroe, Chief Executive Officer

EXHIBIT A
FUND.COM INC.
14 Wall Street,
20th floor
New York, New York 10005

Borrowing Report
____________, 20__
IP Global Inc.
______________________
______________________
Attn:  _________________

Gentlemen:

Reference is made to the revolving credit loan agreement, dated April __, 2009 (the “Loan Agreement”), between Fund.Com Inc. (“Borrower”) and IP Global Inc. (“Lender”).   Unless otherwise defined herein, all capitalized terms used in this Borrowing Report shall have the same meaning as is defined in the Loan Agreement.

Pursuant to Section 2 of the Loan Agreement, the Borrower does hereby request an Advance of $____________.  In such connection, the Borrower does hereby represent, warrant and covenant to the Lender, as follows:

1.           No Event of Default or other event which (with the passage of time, the giving of notice or both) would constitute an Event of Default under the Loan Agreement exists or would exist by virtue of the Advance requested hereby.

2.           The Borrower will, after giving effect to the Advance requested hereby, continue to have Availability of not less than $100.00 under the Loan Agreement.

3.           The date by which the Borrower needs the Funds under this Advance is ______________.

4.           The purpose and use of the Advance is as follows:

5.           The name and addresses of the creditor(s) of the Borrower that will be paid with Funds from the Advance are as follows:

6.           Please wire the Advance to the Person(s) listed below and in accordance with the wire instructions listed below.

Very truly yours,

FUND.COM INC.

By:________________________
           Name
           Title: